Exhibit 10.15

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and Rule 406 of the Securities

Act of 1933, as amended

STEVENSON-WYDLER (15 USC 3710)

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

Between

LAWRENCE LIVERMORE NATIONAL SECURITY, LLC

and

TRIUS THERAPEUTICS, INC.

For

NOVEL AGENTS FOR GRAM-NEGATIVE

BIODEFENSE PATHOGENS

LLNL Case No. TC02128.0

Lawrence Livermore National Laboratory

Lawrence Livermore National Security, LLC, Livermore, CA 94551

Industrial Partnerships Office

November 20, 2008

i	TC02128.0 Trius Therapeutics, Inc.

STEVENSON-WYDLER (15 USC 3710)

COOPERATIVE RESEARCH AND DEVELOPMENT

AGREEMENT (hereinafter CRADA) NO. TC02124.0

between

LAWRENCE LIVERMORE NATIONAL SECURITY, LLC

under its U.S. Department of Energy Contract

No. DE-AC52-07NA27344

and

TRIUS THERAPEUTICS, INC.

for

NOVEL AGENTS FOR GRAM-NEGATIVE BIODEFENSE PATHOGENS

This CRADA is between LAWRENCE LIVERMORE NATIONAL SECURITY, LLC (hereinafter referred to as “LLNS”), a limited liability company incorporated in the State of Delaware and having its statewide administration address at 2300 First Street, Suite 204, Livermore, California 94550-3153, and TRIUS THERAPEUTICS, INC. (hereinafter referred to as the “Participant”), a corporation having its principal place of business at 6310 Nancy Ridge Drive, Suite 101, San Diego, California 92121. Both LLNS and the Participant to this CRADA are hereinafter jointly referred to as the “Parties”.

LLNS is entering into this CRADA under the National Competitiveness Technology Transfer Act of 1989 (15 USC 3710) and the terms of its Contract No. DE-AC52-07NA27344 with the United States Department of Energy (DOE) for the operation of the Lawrence Livermore National Laboratory (LLNL). Work to be performed by LLNS employees is expected to be at the LLNL facility, owned by DOE, at 7000 East Avenue, Livermore, California 94550.

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Article I. Definitions

A.	“Government” means the Federal Government of the United States of America and agencies thereof.

B.	“DOE” means the Department of Energy, an agency of the Federal Government.

C.	“Contracting Officer” means the DOE employee administering LLNS’s DOE contract.

D.	“Generated Information” means information produced in the performance of this CRADA.

E.	“Proprietary Information” means information which embodies (i) trade secrets or (ii) commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 USC 552 (b)(4)), either of which is developed at private expense outside of this CRADA and which is marked as Proprietary Information.

F.	“Protected CRADA Information” means Generated Information which is marked as being Protected CRADA Information by a Party to this CRADA and which would have been Proprietary Information had it been obtained from a non-federal entity.

G.	“Subject Invention” means any invention of LLNS or Participant conceived or first actually reduced to practice in the performance of work under this CRADA.

H.	“Intellectual Property” means Patents, Copyrights, Trademarks, Mask Works, Protected CRADA Information, and other forms of comparable property rights protected by Federal Law and other foreign counterparts, except trade secrets.

I.	“Trademark” means a distinctive mark, symbol, or emblem used in commerce by a producer or manufacturer to identify and distinguish its goods or services from those of others.

J.	“Service Mark” means a distinctive word, slogan, design, picture, symbol or any combination thereof, used in commerce by a person to identify and distinguish its services from those of others.

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K.	“Mask Work” means a series of related images, however fixed or encoded, having or representing the predetermined, three-dimensional pattern of metallic, insulating, or semiconductor material present or removed from the layers of a semiconductor chip product; and in which series the relation of the images to one another is that each image has the pattern of the surface of one form of the semiconductor chip product (17 USC 901(a)(2)).

L.	“Background Intellectual Property” means the Intellectual Property identified by the Parties in Appendix D, Background Intellectual Property, which was in existence prior to or is first produced outside of this CRADA, except that in the case of inventions in those identified items, the inventions must have been conceived outside of this CRADA and not first actually reduced to practice under this CRADA to qualify as Background Intellectual Property.

Article II. Statement of Work

Appendix A, Statement of Work, is an integral part of this CRADA. The work to be performed under this CRADA is on a “BEST EFFORTS BASIS” by both Parties.

Article III. Term, Funding & Costs

A.	The effective date of this CRADA shall be the latter date of (1) the date on which it is signed by the last of the Parties, or (2) the date on which it is approved by DOE. The work to be performed under this CRADA shall be completed within five (5) years from the effective date.

B.	The total estimated project cost is Twenty-Five Million, Eight Hundred Twenty-Nine Thousand Seventy Four Dollars ($25,829,074). The Participant’s estimated in-kind contribution is Twenty Million Dollars ($20,000,000). The Participant’s estimated funds-in contribution is Five Million Six Hundred Forty Six Thousand Dollars ($5,646,000).

C.	Neither Party shall have an obligation to continue or complete performance of its work at a contribution in excess of its estimated contribution as contained in Article III, Paragraph B, including any subsequent amendment.

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D.	Each Party agrees to provide at least thirty (30) days notice to the other Party if the actual cost to complete performance will exceed its estimated cost.

E.	Advance funding sufficient to finance ninety (90) days of work shall be paid by the Participant before the work shall commence. Sufficient advance funds shall be provided to maintain a continuous ninety (90) days of advance funding during the life of the project. Failure to provide such advance funding is cause for CRADA termination.

Article IV. Personal Property

All tangible personal property produced or acquired under this CRADA shall become the property of the Participant or the Government, depending upon whose funds were used to obtain it. Such property is identified in Appendix A, Statement of Work. Personal Property shall be disposed of as directed by the owner at the owner’s expense. All jointly funded property shall be owned by the Government.

Article V. Disclaimer

THE GOVERNMENT, THE PARTICIPANT, AND LLNS MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT. NEITHER THE GOVERNMENT, THE PARTICIPANT, NOR LLNS SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT, INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DEVELOPED UNDER THIS CRADA.

Article VI. Product Liability

Participant will indemnify the Government and LLNS for all damages, costs and expenses, including attorney’s fees, arising from personal injury or property damage occurring as a result of the making, using or selling of a product, process or service by or on behalf of the Participant, its assignees, or licensees, which was derived from the work performed under this CRADA. In respect to

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this Article, neither the Government nor LLNS shall be considered assignees or licensees of the Participant, as a result of reserved Government and LLNS’s rights. The indemnity set forth in this paragraph shall apply only if Participant shall have been informed as soon and as completely as practical by LLNS and/or the Government of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and LLNS and/or Government shall have provided all reasonably available information and reasonable assistance requested by Participant. No settlement for which Participant would be responsible shall be made without Participant’s consent unless required by final decree of a court of competent jurisdiction.

Article VII. Obligations as to Proprietary Information

A.	During the term of this Agreement and for three (3) years thereafter, each Party agrees to not disclose Proprietary Information disclosed to such Party (the “receiving party”) by the other Party (the “disclosing party”) to any third party, and not to use such Proprietary Information for any purpose other than as expressly contemplated by this Agreement, without written approval of the disclosing party, except to Government employees who are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act (18 USC 1905).

B.	If Proprietary Information is orally disclosed by a Party to the other Party, the disclosing party shall identify such Proprietary Information as such, orally, at the time of disclosure and confirm the same in a written summary thereof, appropriately marked by the disclosing party, within thirty (30) days after initial oral disclosure as being Proprietary Information.

C.	The receiving party shall not have any obligation to the disclosing party under Paragraph A of this Article VII with respect to any Proprietary Information that the receiving party can demonstrate by competent evidence: (1) is or becomes publicly known without any breach of this Agreement by the receiving party, (2) was in the receiving party’s possession prior to disclosure by the disclosing party, as evidenced by the receiving party’s previously-existing written records, (3) is disclosed to the receiving party on a non-confidential basis by a third party who, to the best of the receiving party’s knowledge, did not have any confidentiality obligation to the disclosing party with respect thereto, or (4) is independently developed by the receiving party’s employees who did not have access to such Proprietary Information, as evidenced by the receiving party’s contemporaneously-maintained written records.

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D.	All Proprietary Information shall be returned to the disclosing party at the conclusion of this CRADA at the disclosing party’s expense.

Article VIII. Obligations as to Protected CRADA Information

A.	Each Party may designate as Protected CRADA Information, any Generated Information produced by its employees which meets the definition of Article I.F and, with the agreement of the other Party, so designate any Generated Information produced by the other Party’s employees which meets the definition of Article I.F. All such designated Protected CRADA Information shall be appropriately marked.

B.	For a period of five (5) years from the date Protected CRADA Information is produced, the Parties agree not to further disclose Protected CRADA Information except:

(1)	as necessary to perform this CRADA;

(2)	as provided in Article XI (Reports and Abstracts);

(3)	as requested in writing by the DOE Contracting Officer to be provided to other DOE facilities for use only at those DOE facilities with the same protection in place;

(4)	to existing or potential licensees, affiliates, customers or suppliers of the Parties in support of commercialization of the technology with the same protection in place. Disclosure of Participant’s Protected CRADA Information under this subparagraph shall only be done with Participant’s consent; or

(5)	as mutually agreed in writing by the Parties in advance.

C.

A Party’s obligations under Paragraph B shall end sooner for any Protected CRADA Information which such Party can demonstrate by competent evidence: (1) is or becomes publicly known without any breach of this Agreement by such Party, (2) is disclosed to such Party on a non-confidential basis by a third party who, to the best of such Party’s knowledge, did not

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have any confidentiality obligation to the other Party with respect thereto, or (3) is be independently developed by such Party’s employees who did not have access to such Protected CRADA Information, as evidenced by such Party’s contemporaneously-maintained written records.

Article IX. Rights in Generated Information

The Parties agree that they shall have no obligations of nondisclosure or limitations on their use of, and the Government shall have unlimited rights in, all Generated Information produced and information provided by the Parties under this CRADA, except for (a) information which is marked as being Copyrighted (subject to Article XIII) or as Protected CRADA Information (subject to Article VIII, Paragraph B) or as Proprietary Information (subject to Article VII, Paragraph B), or (b) information that discloses an invention which may later be the subject of a U.S. or foreign Patent application.

Article X. Export Control

THE PARTIES UNDERSTAND THAT MATERIALS AND INFORMATION RESULTING FROM THE PERFORMANCE OF THIS CRADA MAY BE SUBJECT TO EXPORT CONTROL LAWS AND THAT EACH PARTY IS RESPONSIBLE FOR ITS OWN COMPLIANCE WITH SUCH LAWS.

Article XI. Reports and Abstracts

A.	The Parties agree to produce the following deliverables:

(1)	an initial abstract suitable for public release at the time this CRADA is approved by DOE;

(2)	other abstracts (final when work is complete, and others as substantial changes in scope and dollars occur);

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(3)	a final report, upon completion or termination of this CRADA, to include a list of Subject Inventions;

(4)	an annual signed financial report of the Participant’s in-kind contributions to the project;

(5)	other topical/periodic reports where the nature of research and magnitude of dollars justify; and

(6)	computer software in source and executable object code format as defined within the Statement of Work or elsewhere within this CRADA documentation.

Each of the above-identified deliverables shall include the project identification number as described in DOE’s Research and Development (R&D) Tracking System Data and Process Guidance Document (http://www.osti.gov/rdprojects/guidance.jsp).

B.	The Parties acknowledge that LLNS has the responsibility to provide the above information at the time of its completion to the DOE Office of Scientific and Technical Information.

C.	Participant agrees to provide the above information to LLNS to enable full compliance with Paragraph B of this Article.

D.	The Parties acknowledge that LLNS and DOE have a need to document the long-term economic benefit of the cooperative research being done under this CRADA. Therefore, the Participant shall respond to LLNS’s reasonable requests, during the term of this CRADA and for a period of three (3) years thereafter for pertinent information.

Article XII. Pre-Publication Review

A.	The Parties anticipate that their employees may wish to publish technical developments and/or research findings generated in the course of this CRADA. On the other hand, the Parties recognize that an objective of this CRADA is to provide business advantages to Participant. In order to reconcile publication and business concerns, the Parties agree to a review procedure as follows:

1.	Each Party (“Submitter”) shall submit to the other Party (“Recipient”), in advance, proposed written and oral publications pertaining to work under this CRADA. Proposed oral publications shall be submitted to Recipient in the form of a written presentation synopsis and a written abstract.

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2.	The Recipient shall provide a written response to the Submitter within thirty (30) days, either objecting or not objecting to the proposed publication. The Submitter shall consider all objections of the Recipient and shall not unreasonably refuse to incorporate the suggestions and meet the objections of the Recipient. The proposed publication shall be deemed not objectionable, unless the proposed publication contains Proprietary Information, Protected CRADA Information, export control information, or material that would create potential statutory bars to filing the United States or corresponding foreign patent applications, in which case express written permission shall be required for publication.

B.	The Parties agree that neither will use the name of the other Party or its employees in any promotional activity, such as advertisements, with reference to any product or service resulting from this CRADA, without prior written approval of the other Party.

Article XIII. Copyrights

A.	Each Party may assert Copyright in any of such Party’s Generated Information. Assertion of Copyright generally means to enforce or give any indication of an intent or right to enforce such as by marking or securing Federal registration.

B.	All Participant’s and LLNS’s Copyrights to original information for which authorship takes place during the performance of work under this CRADA shall be owned and licensed as set forth in Appendix C, Intellectual Property Agreement, subject to any obligation of protection as required in Articles VII and VIII, and other provisions of this Article.

C.	For Generated Information, the Parties acknowledge that the Government has for itself and others acting on its behalf, a royalty-free, nontransferable, nonexclusive, irrevocable, worldwide Copyright license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, all Copyrightable works produced in the performance of this CRADA, subject to the restrictions this CRADA places on publication of Proprietary Information and Protected CRADA Information.

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D.	For all Copyrighted computer software produced in the performance of this CRADA, the Party owning the Copyright will provide the source code, an expanded abstract as described in Appendix B, Energy Science and Technology Software Center, the executable object code and the minimum support documentation needed by a competent user to understand and use the software, to DOE’s Energy Science and Technology Software Center, P. O. Box 1020, Oak Ridge, TN 37831. The expanded abstract will be treated in the same manner as Generated Information in Paragraph C of this Article.

E.	LLNS and the Participant agree that, with respect to any Copyrighted computer software produced in the performance of this CRADA, DOE has the right, at the end of the period set forth in Article VIII, Paragraph B hereof and at the end of each two-year interval thereafter, to request LLNS and the Participant and any assignee or exclusive licensee of the Copyrighted software to grant a nonexclusive, partially exclusive, or exclusive license to a responsible applicant upon terms that are reasonable under the circumstances, provided such grant does not cause a termination of any licensee’s right to use the Copyrighted computer software. If LLNS or the Participant or any assignee or exclusive licensee refuses such request, LLNS and the Participant agree that DOE has the right to grant the license if DOE determines that LLNS and the Participant, assignee, or licensee has not made a satisfactory demonstration that it is actively pursuing commercialization of the Copyrighted computer software.

Before requiring licensing under this Paragraph E, DOE shall furnish to LLNS/Participant written notice of its intentions to require LLNS/Participant to grant the stated license, and LLNS/Participant shall be allowed thirty (30) days (or such longer period as may be authorized by the cognizant DOE Contracting Officer for good cause shown in writing by LLNS/Participant) after such notice to show cause why the license should not be required to be granted.

LLNS/Participant shall have the right to appeal the decision by DOE to the grant of the stated license to the Invention Licensing Appeal Board as set forth in Paragraphs (b) - (g) of 10 CFR 781.65, “Appeals”.

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F.	The Parties agree to place Copyright and other notices, as appropriate for the protection of Copyright, in human-readable form onto all physical media, and in digitally encoded form in the header of machine-readable information recorded on such media such that the notice will appear in human-readable form when the digital data are offloaded or the data are accessed for display or printout.

Article XIV. Reporting Subject Inventions

A.	Each Party agrees to disclose to the other Party and to DOE each Subject Invention made in whole or in part by such Party which may be patentable or otherwise protectable under the Patent Act. The Parties agree that LLNS and Participant will disclose their respective Subject Inventions to DOE and each other. Such disclosure shall be made within two (2) months after an inventor employed by a Party first discloses the Subject Invention in writing to the person(s) responsible for Patent matters of such Party.

B.	These disclosures should be in sufficiently complete technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose and operation of the Subject Invention. The disclosure shall also identify any known actual or potential statutory bars (i.e., printed publications describing the Subject Invention or the public use or “on sale” of the Subject Invention in this country). The Parties further agree to disclose to each other any subsequently known actual or potential statutory bar that occurs for a Subject Invention disclosed but for which a Patent application has not been filed. All Subject Invention disclosures shall be marked as confidential under 35 USC 205.

Article XV. Title to Subject Inventions

Wherein DOE has granted the Participant and LLNS the right to elect to retain title to their respective Subject Inventions, and wherein the Participant has the option to choose an exclusive license, for reasonable compensation, for a pre-negotiated field of use to LLNS’s Subject Inventions, as more fully described in Appendix C, Intellectual Property Agreement, of this CRADA.

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A.	Each Party shall have the first option to elect to retain title to any Subject Invention made by its employees and that election shall be made: (1) for the Participant within twelve (12) months of disclosure of the Subject Invention to DOE, or (2) for LLNS within two (2) years of disclosure of the Subject Invention to DOE. If a Party elects not to retain title to any Subject Invention of its employees, the other Party shall have the second option to elect to retain title to such Subject Invention in accordance with Appendix C, Intellectual Property Agreement, of this CRADA. For Subject Inventions conceived or first actually reduced to practice under this CRADA, which are joint Subject Inventions made by LLNS and the Participant, title to such inventions shall be jointly owned by LLNS and the Participant. DOE shall retain title to any invention which is not retained by any Party.

B.	The Parties acknowledge that DOE may obtain title to each Subject Invention reported under Article XIV for which a Patent application or applications are not filed pursuant to Article XVI and for which any issued Patents are not maintained by any Party to this CRADA.

C.	The Parties acknowledge that the Government retains a nonexclusive, nontransferable, irrevocable, paid-up license to practice or to have practiced for or on behalf of the United States every Subject Invention under this CRADA throughout the world. The Parties agree to execute a Confirmatory License to affirm the Government’s retained license.

Article XVI. Filing Patent Applications

A.	The Parties agree that the Party initially indicated as having an ownership interest in any Subject Inventions (“Inventing Party”) shall have the first opportunity to file U.S. and foreign Patent applications. If a Party does not file such applications claiming a Subject Invention owned solely by such Party within one (1) year after disclosure of such Subject Invention to the other Party, or if LLNS does not file such applications with respect to a Subject Invention owned solely by LLNS within the filing time specified in its prime contract, then, in each such case, the other Party to this CRADA exercising an option pursuant to Article XV shall have the right to file Patent applications on such Subject Invention. If a Patent application is filed by the other Party (“Filing Party”), the Inventing Party shall reasonably cooperate and assist the Filing Party, at the Filing Party’s expense, in filing and prosecuting such Patent application, and the Filing Party shall have the right to control the prosecution of the Patent application. The Parties shall agree between themselves as to who will file Patent applications on any joint Subject Invention.

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B.	The Parties agree that DOE has the right to file Patent applications in any country if neither Party desires to file a Patent application for any Subject Invention. Notification of such negative intent shall be made in writing to the DOE Contracting Officer within three (3) months of the decision of the non-Inventing Party to not file a Patent application for the Subject Invention pursuant to Article XV or not later than sixty (60) days prior to the time when any statutory bar might foreclose filing of a U.S. Patent application.

C.	The Parties agree to include within the beginning of the specifications of any U.S. Patent applications and any Patent issuing thereon (including foreign Patents) covering a Subject Invention, the following statement: “This invention was made under a CRADA identified as TC02128.0 between Trius Therapeutics, Inc. and Lawrence Livermore National Laboratory operated for the United States Department of Energy. The Government has certain rights in this invention.”

D.	A Party filing a Patent application in the United States or in any foreign country shall advise the other Party and DOE if it no longer desires to continue prosecution and maintenance of such Patent application in the United States or any foreign country. The other Party and then DOE will be afforded the opportunity to assume responsibility for prosecution and maintenance of such Patent application and associated Patent rights in the United States or in any such foreign country, as applicable.

E.	Each Party agrees to provide the project manager of the other Party upon request with a copy of each Patent application it files on any Subject Invention.

Article XVII. Trademarks [RESERVED]

Article XVIII. Mask Works

The Parties may seek to obtain legal protection for Mask Works fixed in semiconductor products generated under this CRADA as provided by Chapter 9 of Title 17 of the United States Code. Each Party shall have the first option to assert rights to Mask Works made solely by its employees. If a Party elects not to assert rights to a Mask Work made solely by its employees or made in

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connection with the other Party to this CRADA, then the other Party shall have the option to elect to assert rights to such Mask Works. The Parties hereby acknowledge that the Government or others acting on its behalf shall retain a nonexclusive, paid-up, worldwide, irrevocable, nontransferable license to reproduce, import, or distribute the covered semiconductor product by or on behalf of the Government, and to reproduce and use the Mask Work by or on behalf of the Government.

Article XIX. Cost of Intellectual Property Protection

Each Party shall be responsible for payment of all costs relating to Copyright, Trademark, and Mask Work filing; U.S. and foreign Patent application filing and prosecution; and all costs relating to maintenance fees for U.S. and foreign Patents hereunder which are solely owned by that Party. Government/DOE laboratory funds contributed as DOE’s cost share to a CRADA cannot be given to the Participant for payment of the Participant’s costs of filing and maintaining Patents or filings for Copyrights, Trademarks, or Mask Works.

Article XX. Reports of Intellectual Property Use

The Participant agrees to submit, for a period of three (3) years from the date of termination or completion of this CRADA and upon request of DOE, a nonproprietary report no more frequently than annually on the efforts to utilize any Intellectual Property arising under this CRADA.

Article XXI. DOE March-In Rights

The Parties acknowledge that DOE has certain march-in rights to any Subject Inventions in accordance with 48 CFR 27.304-1 (g) and 15 USC 3710a(b)(1)(B) and (C).

Article XXII. U.S. Competitiveness

The Parties agree that a purpose of this CRADA is to provide substantial benefit to the U.S. economy.

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A.	In exchange for the benefits received under this CRADA, the Participant therefore agrees that, to the extent required by applicable U.S. laws, rules and regulations:

1.	Products embodying Intellectual Property developed under this CRADA shall be substantially manufactured in the United States; and

2.	Processes, services, and improvements thereof which are covered by Intellectual Property developed under this CRADA shall be incorporated into the Participant’s manufacturing facilities in the United States either prior to or simultaneously with implementation outside the United States. Such processes, services, and improvements, when implemented outside the United States, shall not result in reduction of the use of the same processes, services, or improvements in the United States.

B.	LLNS agrees to a U.S. Industrial Competitiveness clause in accordance with its prime contract with respect to any licensing and assignments of its intellectual property arising from this CRADA, except that any licensing or assignment of its intellectual property rights to the Participant shall be in accordance with the terms of Paragraph A of this Article.

Article XXIII. Assignment of Personnel

A.	Each Party may assign personnel to the other Party’s facility as part of this CRADA to participate in or observe the research to be performed under this CRADA. Such personnel assigned by the assigning Party shall not during the period of such assignments be considered employees of the hosting Party for any purposes, including but not limited to any requirements to provide workers’ compensation, liability insurance coverage, payment of salary or other benefits, or withholding of taxes.

B.	The hosting Party shall have the right to exercise routine administrative and technical supervisory control of the occupational activities of such personnel during the assignment period and shall have the right to approve the assignment of such personnel and/or to later request their removal by the assigning Party.

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C.	The assigning Party shall bear any and all costs and expenses with regard to its personnel assigned to the hosting Party’s facilities under this CRADA. The hosting Party shall bear facility costs of such assignments.

Article XXIV. Force Majeure

No failure or omission by LLNS or Participant in the performance of any obligation under this CRADA shall be deemed a breach of this CRADA or create any liability if the same shall arise from any cause or causes beyond the control of LLNS or the Participant, including but not limited to the following, which, for the purpose of this CRADA, shall be regarded as beyond the control of the Party in question: Acts of God; acts or omissions of any government or agency thereof; compliance with requirements, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof; fire; storm; flood; earthquake; accident; acts of the public enemy; war; rebellion; insurrection; riot; sabotage; invasion; quarantine; restriction; transportation embargoes; or failures or delays in transportation.

Article XXV. Administration of the CRADA

LLNS enters into this CRADA under the authority of its prime contract with DOE. LLNS is authorized to and will administer this CRADA in all respects unless otherwise specifically provided for herein. Administration of this CRADA may be transferred from LLNS to DOE or its designee with notice of such transfer to the Participant, and LLNS shall have no further responsibilities except for the confidentiality, use, and/or nondisclosure obligations of this CRADA.

Article XXVI. Records and Accounting for Government Property

The Participant shall maintain records of receipts, expenditures, and the disposition of all Government property in its custody related to this CRADA.

Article XXVII. Notices

A.

Any communications required or permitted by this CRADA, if given by postage prepaid first class U.S. Mail or other verifiable means addressed to the Party to receive the communication, shall be deemed made as of the day of receipt of such

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communication by the addressee, or on the date given if by verified facsimile. Address changes shall be given in accordance with this Article and shall be effective thereafter. All such communications, to be considered effective, shall include the number of this CRADA.

B.	The addresses, telephone numbers and facsimile numbers for the Parties are as follows:

1. For LLNS:

U.S. Mail Only:	FedEx, UPS, Freight:
Lawrence Livermore National Security, LLC	Lawrence Livermore National Security, LLC
Lawrence Livermore National Laboratory	Lawrence Livermore National Laboratory
Industrial Partnerships Office	Industrial Partnerships Office
P.O. Box 808, L-795	7000 East Avenue, L-795
Livermore, CA 94551	Livermore, CA 94550

a.	FORMAL NOTICES AND COMMUNICATIONS, COPIES OF REPORTS

Attn: Ida C. Shum

Tel: (925) 422-6416

Fax: (925) 423-8988

E-mail: shum3@llnl.gov

b.	PROJECT MANAGER, REPORTS, COPIES OF FORMAL NOTICES AND COMMUNICATIONS

c.

Attn: Felice Lightstone, L-452

         Ken Turteltaub, L-452

Tel: (925) 423-8657

Fax: (925) 422-2282

Email: lightstone1@llnl.gov

2. For PARTICIPANT:

U.S. Mail Only:	FedEx, UPS, Freight:
Trius Therapeutics, Inc.	Trius Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 101	6310 Nancy Ridge Drive, Suite 101
San Diego, CA 92121	San Diego, CA 92121

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a.	FORMAL NOTICES AND COMMUNICATIONS, COPIES OF REPORTS

Attn: Chief Financial Officer

Tel:(858) 452-0370

Fax:(858) 677-9975

b.	PROJECT MANAGER, REPORTS, COPIES OF FORMAL NOTICES AND COMMUNICATIONS

Attn: Chief Scientific Officer

Tel:(858) 452-0370

Fax:(858) 677-9975

Article XXVIII. Disputes

The Parties shall attempt to jointly resolve all disputes arising from this CRADA. If the Parties are unable to jointly resolve a dispute within a reasonable period of time, they agree to submit the dispute to mediation by a trained, experienced mediator mutually selected by the Parties. To the extent that there is no applicable U.S. Federal law, this CRADA and performance thereunder shall be governed by the law of the State of California, without reference to that state’s conflict of law provisions. Any legal action related to this CRADA will be conducted in the State of California.

Article XXIX. Entire CRADA and Modifications

A.	This CRADA with its Appendices contains the entire agreement between the Parties with respect to the subject matter hereof, and that all prior representations or agreements relating hereto have been merged into this document and are thus superseded in totality by this CRADA. This CRADA shall not be effective until approved by DOE.

B.	Any agreement to materially change any terms or conditions of this CRADA or the appendices shall be valid only if the change is made in writing, executed by the Parties hereto, and approved by DOE.

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Article XXX. Termination

This CRADA may be terminated by either Party upon thirty (30) days written notice to the other Party. This CRADA may also be terminated by LLNS in the event of failure by the Participant to provide the necessary advance funding, as agreed in Article III.

In the event of termination by either Party, each Party shall be responsible for its share of the costs incurred through the effective date of termination, as well as its share of the costs incurred after the effective date of the termination, and which are related to the termination. The provisions of Articles IV, V, VI, VII, VIII, X, XI (Paragraph D only), XII, XIII, XIV, XV, XVI, XVIII, XIX, XX, XXI, XXII, XXIV, XXVI, XXVII, XXVIII, XXIX and XXX will survive the expiration or early termination of this CRADA.

FOR LLNS:	LAWRENCE LIVERMORE NATIONAL SECURITY, LLC
LAWRENCE LIVERMORE NATIONAL LABORATORY

BY:	/s/ George H. Miller
NAME:	George H. Miller
TITLE:	Director, Lawrence Livermore National Laboratory
DATE:	March 17, 2009

FOR PARTICIPANT:	TRIUS THERAPEUTICS, INC.

BY:	/s/ John M. Finn
NAME:	John M. Finn
TITLE:	Chief Scientific Officer
DATE:	March 2, 2009

08IS1120 CRADA	19/19	TC02128.0 Trius Therapeutics, Inc.

APPENDIX A

STATEMENT OF WORK

Related to LLNL Case No. TC02128.0

NOVEL AGENTS FOR GRAM-NEGATIVE BIODEFENSE PATHOGENS

A. PURPOSE

This is a collaborative effort between Lawrence Livermore National Security, LLC as manager and operator of Lawrence Livermore National Laboratory (LLNL) and Trius Therapeutics, Inc., to develop novel agents for Gram-negative biodefense pathogens.

1) Background:

LLNL has been applying its expertise in computational chemistry to model biological molecules since the early 1990’s and also has been developing and applying laboratory-based methods to study the effects of drugs and toxicants on humans and animals since the 1960’s. LLNL has pioneered the development of accelerator mass spectrometry (AMS) for use in biomedicine since the mid-1980’s, has multiple patents on the technology and its methods, and has unique facilities and expertise in this area that does not exist anywhere else in the world. Additionally, LLNL has acquired a unique collection of select agent pathogens via its mission in biosecurity. Importantly, all the technologies and expertise mentioned above are being increasingly applied and uniquely combined to address national gaps in the development of medical countermeasures against biological, radiological and chemical agents with potential uses as weapons of terror. This mission area is of increasing interest to LLNL.

Trius, located in San Diego, California, is a leader in structure-based drug design. Trius has interests in and is developing broad-spectrum antibacterial drugs for the treatment of infectious diseases caused by drug-resistant bacteria. Trius has developed a number of new drug entities (NDE’s) targeted to address the growing need for effective new treatments for healthcare related bacterial infections. Trius has developed, for example, new drug candidates that are potent inhibitor of Gram-positive bacterial pathogens such as methicillin-resistant Staphylococccus aureus (MRSA) and which are also active against pathogens that have developed resistance to first generation oxazolidinones such as linezolid-resistant Staphylococccus aureus (LRSA) and

08IS1120 SOW	App. A 1/10	TC02128.0 Trius Therapeutics, Inc.

linezolid-resistant Enterococcus spp. (LRE). Trius has generated a pipeline of preclinical antibacterial drug leads directed against microbial targets and has interest in exploring the utility of these compounds for use against biothreat agents. Of particular interest is Trius’ expertise in compounds that inhibit enzymes important in the processing and protection of bacterial DNA such as topoisomerases. Inhibition of components of these DNA metabolizing enzymes result in the inability of the bacteria to grow.

LLNL and Trius jointly responded to a U.S. Health and Human Services (National Institutes of Health) request for proposals (solicitation # BAA NIH-NIAID-DMID 08-20) to develop new therapeutic countermeasures with a proposal entitled “Development of Therapeutic Agents for Select Biodefense Pathogens” which resulted in this CRADA, with a goal of developing gram-negative, dual-target antibacterial agents that show no cross-resistance to existing drugs. Trius has been awarded Contract HHSN272200800042C to accomplish the goals in the proposal, with LLNL as a major subcontractor.

2) Expected Accomplishments and Goals:

The overall goal of this project is to develop small molecule inhibitors of bacterial Gyrase B (GyrB) and Par E (ParE) that can be used as new Gram-negative broad-spectrum antibacterial agents that have no cross-resistance to existing drugs. The project will take promising structural analogs and advance them through lead optimization to a clinical product with demonstrated in vivo efficacy.

The proposed cooperative project addresses a critical gap in our ability to treat certain diseases in the civilian population. Development of countermeasures for these diseases is a mission of the sponsor, the National Institute of Allergy and Infectious Diseases (NIAID) which is an institute of the National Institutes of Health within the U.S. Department of Health and Human Services. Specifically, there is a need for new therapeutics that are effective against biological agents that could be used in terrorist attacks against the civilian population. The NIAID has a mission to advance the development of such new medical countermeasures. At the present time treatment options for many of the NIAID priority biodefense pathogens are either non-existent or limited and vulnerable to emerging antimicrobial resistance and genetically engineered threats. Within this framework, the development of new antimicrobial agents with broad spectrum activity is a high priority.

08IS1120 SOW	App. A 2/10	TC02128.0 Trius Therapeutics, Inc.

3) Reason for Cooperation:

Trius is a world recognized leader in structure-based drug design with interests in developing broad-spectrum antibiotics against Gram-negative microorganisms. LLNL is a national security laboratory with interests in developing tools to protect the civilian population against potential biological agents. Together we bring these interests to bear on developing novel antimicrobials against Gram-negative category A and B biothreat agents. We combine the broad capabilities of Trius in structural biology with the advanced computational capabilities of LLNL to provide a comprehensive structural understanding of both the GyrB and ParE targets from all of the targeted pathogens. LLNL brings its expertise and collections of relevant pathogens to screen promising lead chemicals for actual biological activity and brings the ability to assess the new chemical entities in animal models and humans using the unique capability of AMS.

4) Desired Results/Products:

The deliverable will be a new antimicrobial drug. The drug is intended to be used in treating patients with biodefense-related Gram-negative bacteria including the Enterobacteriaciae pathogens Escherichia coli O157:H7 (food poisoning), Salmonella (enteritis and Typhi), Shigella dysenteriae, Yersinia pestis (plague), and in treating patients with other proteobacterial infections including Burkholderia pseudomallei, Campylobacter jejuni and Francisella tularensis. Additionally, due to conservation of the target, we anticipate that the spectrum of this drug will include the Gram-positive biodefense pathogen Bacillus anthracis.

B.	SCOPE OF PROJECT

1) Technical Objectives:

The technical objectives of this CRADA project are to develop a new therapeutic entity with activity against gram-negative category A and B biothreat agents. The therapeutic will be a small molecule that can be administered intravenously (i.v.), preferably once- or twice-a-day and will be available for use both as a prophylactic and as a therapeutic against a wide range of biodefense pathogens. These include the gram-negative biodefense pathogens: Escherichia coli, Salmonella (enteritis and Typhi), Shigella dysenteriae, Yersinia pestis, Burkholderia pseudomallei, Campylobacter jejuni and Francisella tularensis, as well as potentially the Category A gram-positive pathogen Bacillus anthracis. This new therapeutic will act through inhibition of bacterial DNA topoisomerase IV and DNA gyrase (ParE and GyrB, respectively).

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2) Division of Responsibilities and Tasks:

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3) Phases of the Project:

This project will consist of four (4) phases. (See Figure 1 on page 10)

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4) Deliverables:

See Figure 1.

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Other Deliverables: Reports

As Contractor, Trius Therapeutics is required to prepare and provide to NIAID all reports and other deliverables listed in the Table of Reports (below). LLNL shall provide reports on LLNL activities to enable Trius to submit each of the items in the Table of Reports below.

TABLE OF REPORTS

Type of Report	Due Date to Trius
Monthly Technical Progress	The 1st of each month. First report is due following the first full month of contract performance, including any portion of the prior month since award. The Monthly Technical Progress Report shall not be required on months when an Annual Technical Progress Report is due.
Annual Technical Progress	1st of the month following the end of each 12 months of the performance period. The Annual Technical Progress Report shall not be required when the Final Technical Progress Report is due.
DRAFT Final Technical	150 calendar days prior to completion date of the contract.
Final Technical Progress	30 calendar days before completion of the contract period.
Invention Report	Contract expiration date
Audit Reports	Within 30 calendar days of the audit.
Clinical Trials Protocols	To be negotiated with the NIAID Project Officer and prior to IND submission or enrollment of human subjects.
Final Clinical Study Report	30 calendar days after completion of analysis of clinical trial data.
FDA Correspondence and Meeting Summaries	Within 30 calendar days of receiving correspondence or meeting with the FDA.

Other Deliverables: Institutional Biosafety Approval. LLNL shall provide documentation of materials submitted for Institutional Biosafety Committee Review and documentation of approval of experiments as requested by the NIAID Project Officer through Trius.

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5) Manpower Levels:

	FY09	FY10	FY11	FY12	FY13

LLNL:	2.69 FTEs	3.55 FTEs	1.50 FTEs	.95 FTEs	0 FTEs

TRIUS:	13.23 FTEs	9.17 FTEs	5.5 FTE’s	4.1 FTEs	2.5 FTEs

6) Limitations of Time or Resources:

None.

C.	ESTIMATED COST

1) Estimated Cost to Each Party:

The cost of the work at LLNL will be funded by Trius Therapeutics. Trius Therapeutics estimated funds-in contribution to LLNS is Five Million, Six Hundred Forty Six Thousand Dollars ($5,646,000). Trius Therapeutics estimated in-kind contribution is Twenty Million Dollars ($20,000,000) for its effort under this CRADA. The DOE contribution, in the form of a waiver of the Federal administrative charge, is estimated to be One Hundred Eighty-Three Thousand, Seventy Four Dollars ($183,074), which would otherwise be payable by the Participant.

The total cost estimate for this five (5) year CRADA project is Twenty Five Million, Eight Hundred Twenty Nine Thousand Seventy Four Dollars ($25,829,074).

2) Property:

Any tangible property to be produced, obtained, acquired, or modified in the course of the CRADA, who will fund it, who will own it and final disposition of property (as per Article IV of the CRADA) is identified below. The Participant shall have title to any tangible personal property LLNL produces or acquires using solely the Participant’s funds under this CRADA whose cost is greater than $5,000 (unless identified otherwise below). Participant must identify, in writing, any new property added during the course of the CRADA that is owned or funded by the Participant.

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Property Name	Funding Party	Owner	Disposition

Software License for Glide	LLNL	LLNL	Annual License so will expire when project completed.

D.	TECHNICAL CONTACTS FOR EACH PARTY

1.	LAWRENCE LIVERMORE NATIONAL SECURITY

Lawrence Livermore National Laboratory

Industrial Partnerships Office

7000 East Avenue

P.O. Box 808, L-795

Livermore, CA 94551

IPO Contact:	Ida Shum, L-795
Tel: (925) 423-9724
Fax: (925) 423-8988
Email: shum3@llnl.gov

Technical Contact:	Felice Lightstone, L-452
Ken Turteltaub, L-452
Tel: (925) 423-8657
Fax: (925) 422-2282
Email: lightstonel@llnl.gov

2.	TRIUS THERAPEUTICS

6310 Nancy Ridge Dr., Suite 101

San Diego, CA 92121

Technical Contact:	John Finn
Tel: (858) 452-0370
Fax: (858) 452-677-9975
Email: jfinn@triusrx.com

08IS1120 SOW	App. A 9/10	TC02128.0 Trius Therapeutics, Inc.

Figure 1. Phases of the Project

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08IS1120 SOW	App. A 10/10	TC02128.0 Trius Therapeutics, Inc.

APPENDIX B

ENERGY SCIENCE AND TECHNOLOGY SOFTWARE CENTER

Abstract Format

Related to LLNL Case No. TC02128.0

1.	Identification

Provide the following two fields to be used to uniquely identify the software. The software acronyms plus the short or KWIC (keywords in context) title will be combined to be used as the identification of the software.

Software Acronym (limit 20 characters). The name given to the main or major segment of module package usually becomes the name of the code package. If an appropriate name is not obvious, invent one which is related to the contents.

Short or KWIC title (limit 80 characters). This title should tell something of the nature of the code system: calculational method, geometry, or any feature that distinguishes this code package from another. It should be telegraphic in style, with no extraneous descriptors, but more than a string of keywords and phrases. The word “code” (alone) and “program” do not belong in a description of a code “package”.

2.	Author Name(s) and Affiliations

List author(s) or contributor(s) names followed by the organizational affiliation. If more than one affiliation is applicable, please pair authors with their affiliations.

3.	Software Completion Date

List approximate date(s) that the version of the executable module(s), which will be created by the submitted program modules, was first used in an application environment.

4.	Brief Description

Briefly describe the purpose of the computer program, state the problem being solved, and summarize the program functions and capabilities. This will be the primary field used for announcement purposes.

5.	Method of Solution

Provide a short summary of the mathematical methods, engineering principles, numerical algorithms, and procedures incorporated into the software.

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6.	Computer(s) for Which Software is Written

List the computer(s), i.e., IBM3033, VAX6220, VAX, IBM PC, on which this submittal package will run.

7.	Operating System

Indicate the operating system used, release number, and any deviations or exceptions, i.e., is the operating system “off the shelf” with no modifications, or has the operating system been modified/customized. If modified, note modifications in field 11.

8.	Programming Language(s) Used

Indicate the programming language(s) in which the software is written along with approximate percentage (in parentheses) of each used. For example, FORTRAN IV (95%), Assembler (5%).

9.	Software Limitations

Provide a short paragraph on any restrictions implied by storage allocation, such as the maximum number of energy groups and mesh points, as well as those due to approximations used, such as implied argument-range limitations. Also to be used to indicate the maximum number of users, etc. or other limitations.

10.	Unique Features of the Software

Highlight the advantages, distinguishing features, or special capabilities which may influence the user to select this package over a number of similar packages.

11.	Related and Auxiliary software

If the software supersedes or is an extension of earlier software, identify the original software here. Identify any programs not considered an integral part of this software but used in conjunction with it (e.g., for preparing input data, plotting results, or coupled through use of external data files). Note similar library software, when known.

12.	Other Programming or Operating Information or Restrictions

Indicate file naming conventions used, e.g., (filename), DOC (DOC is a filename extension normally used to indicate a documentation file), additional subroutines, function libraries, installation support software, or any special routines required for operation of this package other than the operating system and programming language requirements listed in other fields. If proprietary software is required, this should also be indicated.

13.	Hardware Requirements

List hardware and installation environment requirements necessary for full utilization of the software. Include memory and RAM requirements, in addition to any nonstandard features.

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14.	Time Requirements

Include any timing requirement estimations, both wall clock and computer clock, necessary for the execution of the package. Give enough detail to enable the potential user to estimate the execution time for a given choice of program parameters (e.g., 5-10 min.).

15.	References

List citations of pertinent publications. List (by author, title, report, bar code or order number if available, and date). References are to be broken down into two groupings.

(a)	Reference documents that are provided with the submittal package.

(b)	Any additional background reference materials generally available.

16.	Categorization and Keywords

(a)	Subject Classification Code - chosen from the Subject Classification Guide (Appendix E of ESTSC-I), this one-letter code designation is to be supplied by the submitter.

(b)	Keywords - Submitters should include keywords as taken from the ESTSC thesaurus listing (Appendix F of ESTSC-I). Keywords chosen that are not on the list will be subject to ESTSC approval before being added to the thesaurus. Subsequent revision lists will be available. ESTSC may also add additional keywords to aid in the indexing of the material.

17.	Category

The subject classification chosen for the Center subject classification guide is shown.

KEYWORDS: This is a listing of the keywords associated with the program, supplied by the program author and/or Center, based on the Center Thesaurus.

18.	Sponsor

This is the name of the program office or division and the agency responsible for funding the software development effort.

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APPENDIX C

INTELLECTUAL PROPERTY AGREEMENT

Related to the LLNL Case No. TC02128.0

Subject to the provisions of the CRADA between LLNS and Participant for the transfer of technology resulting from the CRADA, the Parties agree as follows:

1.	To the extent that LLNS obtains title or authority to license Intellectual Property first arising or produced under this CRADA, LLNS will negotiate in good faith with the Participant for a license to rights in such Intellectual Property for the time periods set forth in Paragraphs 3 and 5 of this Appendix C.

2.	Any license granted to the Participant will be based upon reasonable commercial terms and will be negotiated at the conclusion of this CRADA, unless rights are required by the Participant for commercialization at an earlier date.

3.	During the term of this CRADA and for a period of six (6) months after the termination or completion of this CRADA, the Participant shall have the opportunity, pursuant to 15 U.S.C. 3710a, to obtain a license to LLNS’s Subject Inventions. In particular, the Participant shall have the option to obtain, up to and including, an exclusive license to LLNS’s Subject Inventions within a defined field of use on agreed-upon reasonable terms and conditions, including the payment of negotiated license fees and royalties, and indemnification for any expense resulting or arising out of exercise of a license. Any license granted to the Participant will be based on the field of use designated in Paragraph 5. The Participant may exercise the option by submitting written notice to the LLNS business development contact identified in Article XXVII (and providing a copy to the LLNS Project Manager) before expiration of the period specified above in this Paragraph 3.

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If the Participant does not acquire an exclusive commercialization license in a jointly owned Subject Invention in all fields of use, then for those fields of use not exclusively licensed to the Participant, each Party will have the right to use such Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary to fulfill international licensing requirements. The Parties may agree to joint licensing approach for any remaining fields of use.

4.	LLNS will require an acceptable preliminary marketing plan for the business opportunity sought by the Participant prior to the execution of any license agreement. LLNS will require diligent pursuit in the commercialization of Intellectual Property licensed from LLNS, which will include reasonable performance milestones and a royalty stream.

5.	Participant has the option for the period specified in Paragraph 3 to negotiate a limited exclusive license to a Subject Invention made by LLNS in the field of use set forth below. Any license granted to the Participant will be subject to DOE March-in Rights (Article XXI) and a non-exclusive, nontransferable, irrevocable, paid-up license to practice the Subject Invention or have the invention practiced throughout the world by or on behalf of the Government.

Field of Use: Therapeutics for treatment or prevention of bacterial infections.

6.	The Parties agree, subject to prior commitments, to make available to the Government a royalty-free license, for research and demonstration work only, in Background Intellectual Property, the infringement of which cannot necessarily be avoided upon the practice of any Subject Invention or other Intellectual Property developed under this CRADA.

08IS1120 App C	2/3	TC02128.0 Trius Therapeutics, Inc.

7.	The Parties represent that, on a best efforts basis, existing background intellectual property is identified in Appendix D of this CRADA. If there are other intellectual properties, owned or controlled by either Party to this CRADA, that are needed by either side for the effective and timely commercialization of the technology developed under this CRADA, the Parties, subject to internal policy and prior commitments, may make such intellectual properties available under appropriate licenses or other use arrangements.

FOR LLNS:	LAWRENCE LIVERMORE NATIONAL SECURITY, LLC
LAWRENCE LIVERMORE NATIONAL LABORATORY

BY:	/s/ George H. Miller
NAME:	George H. Miller
TITLE:	Director, Lawrence Livermore National Laboratory
DATE:	March 17, 2009

FOR PARTICIPANT:	TRIUS THERAPEUTICS, INC.

BY:	/s/ John M. Finn
NAME:	John M. Finn
TITLE:	Chief Scientific Officer
DATE:	March 2, 2009

08IS1120 App C	3/3	TC02128.0 Trius Therapeutics, Inc.

APPENDIX D

BACKGROUND INTELLECTUAL PROPERTY

Related to LLNL Case No. TC02128.0

Each Party may use the other Party’s Background Intellectual Property identified hereunder solely in performance of research under the Statement of Work. This CRADA does not grant to either Party any option, grant, or license to commercialize, or otherwise use the other Party’s Background Intellectual Property. Licensing of Background Intellectual Property, if agreed to by the Parties, shall be the subject of separate licensing agreements between the Parties.

LLNS:

LLNL has reviewed its files and notes the following Background Intellectual Property:

U.S. Patent Applications:

U.S. Patent Application No. 11/821174 - Real-Time Individualized Therapy Evaluation

Inventors: K.W. Turteltaub and P. Henderson (IL-11554)

U.S. Patents Granted:

U.S. Patent No. 5,209,919 - Method of Measurement in Biological Systems Inventors: K.W. Turteltaub, J.S. Vogel, J.S. Felton, B.L. Gledhill, J.C. Davis

(IL-8567B)

U.S. Patent No. 5,376,355 - Method of Measurement in Biological Systems Inventors: K.W. Turteltaub, J.S. Vogel, J.S. Felton, B.L. Gledhill, J.C. Davis

(IL-8567C)

U.S. Patent No. 5,366,721 - Method for Detection of Long-Lived Radioisotopes in Small Biochemical Samples Inventors: K.W. Turteltaub, J.S. Vogel, J.S. Felton, B.L. Gledhill, J.C. Davis (IL-8567D)

TRIUS THERAPEUTICS, INC.:

Trius Therapeutics, Inc. has reviewed its files and notes the following Background Intellectual Property:

None

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